Exhibit 10.1

March 12, 2009

Implant Sciences Corporation
600 Research Drive
Wilmington, Massachusetts 01887
Attn: Mr. Glenn D. Bolduc

Re:           Bridge Bank Blocked Account

Mr. Bolduc:

Reference is made to the Note and Warrant Purchase Agreement, dated December 10, 2008 (as amended, modified, restated or supplemented from time to time, the “Purchase Agreement”) among DMRJ Group LLC (“DMRJ”) and Implant Sciences Corporation (the “Company”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Purchase Agreement, as the same now exist or may hereafter be amended, restated, replaced, renewed, extended, supplemented, substituted or otherwise modified from time to time being collectively referred to herein as the “Transaction Documents”).  Capitalized terms used in this letter agreement and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

The Company has advised DMRJ that the Company desires to have access to $250,000 from the funds currently held in the Blocked Account pursuant to Section 3.30 of the Purchase Agreement (the “Access Right”) and to decrease the Minimum Balance in the Blocked Account set forth in Section 3.30 of the Purchase Agreement to $250,000, in each case, solely for the period commencing on the date hereof up to, but not including, April 15, 2009 (the “Consent Period”).  In connection therewith, the Company has requested that DMRJ consent to the Company’s Access Right during the Consent Period notwithstanding anything to the contrary contained in Section 3.30 of the Purchase Agreement.

In reliance upon the Company’s representations, warranties and covenants set forth herein, DMRJ hereby consents to the Access Right notwithstanding anything to the contrary contained in Section 3.30 of the Purchase Agreement (the “Consent Item”); provided, however, that DMRJ’s consent to the Consent Item contained herein is subject to the satisfaction of the following conditions precedent:

(i)
prior execution and delivery by the Company of an Amended and Restated Senior Secured Convertible Promissory Note pursuant to which the Conversion Price (as defined in the Note) shall be eighteen cents ($0.18), subject to adjustments as set forth therein; and

(ii)
prior execution and delivery by the Company of an Amended and Restated Warrant pursuant to which the Warrant Price (as defined in the Warrant) shall be eighteen cents ($0.18), as such price may be adjusted from time to time as shall result from the adjustments specified therein.

Such consent shall in no way constitute a waiver of any default or Event of Default which may occur or has occurred and shall not obligate DMRJ to provide any further waiver or consent regarding noncompliance with Section 3.30, including without limitation, failure to maintain a cleared balance of at least $500,000 in the Blocked Account following the Consent Period, or any other section of the Purchase Agreement).  Upon the effectiveness of this letter agreement, all references in the Transaction Documents to the Minimum Balance shall refer to the amount of $250,000 solely during the Consent Period and to $500,000 at all other times.  If the Company shall fail to maintain a cleared balance of at least $500,000 in the Blocked Account on and after April 15, 2009, DMRJ shall have all rights (and hereby reserves all such rights) available upon the Company’s failure to comply with the requirements of Section 3.30 of the Purchase Agreement, including, without limitation, in addition to any other conditions that DMRJ may then establish, the right to require the Company to engage in a sale process satisfactory to DMRJ in its sole discretion.

In order to induce DMRJ to enter into this letter agreement, the Company represents, warrants and covenants each of the following: (a) no default or Event of Default has occurred and is continuing, and (b) each of the representations and warranties contained in the Transaction Documents made by the Company or any Guarantor is true and correct in all material respects as of the date hereof.  Each of the representations and warranties set forth in this paragraph shall be deemed to be remade by the Company on and as of the date the Company is granted the Access Right.

Upon the satisfaction of the conditions precedent set forth above and the effectiveness of this letter agreement, so long as no Event of Default has occurred and is continuing, DMRJ agrees to provide Bridge Bank, N.A. (“Bank”) with written instructions (the “Instructions”) to accept or comply with any Order (as defined in that certain Deposit Account Control Agreement among DMRJ, Company and Bank dated December 10, 2008 in connection with the Blocked Account) thereafter received by the Bank from the Company with respect to any disposition of funds contained in the Blocked Account at any time and from time to time prior to the close of business on April 14, 2009, but not after such time, so long as such Order does not cause or result in the aggregate cleared balance held in the Blocked Account to be less than $250,000 at any time; provided, however, the upon the occurrence and during the continuance of an Event of Default, the Company agrees and acknowledges that DMRJ may rescind the Instructions upon written notice to the Bank.  DMRJ further agrees, promptly upon the receipt of the Amended and Restated Senior Secured Convertible Promissory Note and the Amended and Restated Warrant, to return to the Company, endorsed for cancellation, the Company’s Senior Secured Convertible Promissory Note and Warrant, each issued to DMRJ on December 10, 2008.

This letter agreement shall supplement the Purchase Agreement.  All of the terms and conditions of the Purchase Agreement and other Transaction Documents, except as expressly modified herein, are hereby ratified and confirmed and shall continue unchanged and in full force and effect, including, without limitation, the provisions set forth in Section 3.30 of the Purchase Agreement.  The effectiveness of this letter agreement shall be subject to the due execution and delivery hereof by the Company and DMRJ and the conditions precedent set forth above.  This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one the same agreement.  Delivery of an executed counterpart of this letter by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart by this letter.

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Very truly yours,

DMRJ GROUP LLC

By:           /s/ Joan Janczewski
Name:                      Joan Janczewski
Title:                      COO

ACCEPTED AND AGREED:

IMPLANT SCIENCES CORPORATION

By:           /s/ Roger Deschenes
Name:                      Roger Deschenes
Title:                      Vice President – Finance